News Release
Exhibit 99.1

Acuity Brands Reports Fiscal 2018 Second Quarter Results
and Announces Increased Share Repurchase Program

ATLANTA, April 4, 2018 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2018 second quarter net sales increased 3.4 percent to $832.1 million from $804.7 million reported in the prior-year period. Operating profit for the second quarter of fiscal 2018 was $88.0 million, a decrease of $20.0 million, or 18.5 percent, over the year-ago period. Net income for the second quarter of fiscal 2018 was $96.9 million, an increase of $29.6 million, or 44 percent, compared with the prior-year period. Fiscal 2018 second quarter diluted earnings per share (“EPS”) of $2.33 increased $0.80, or 52 percent, compared with $1.53 for the year-ago period.
Adjusted diluted EPS for the second quarter of fiscal 2018 increased 7 percent to $1.89 compared with adjusted diluted EPS of $1.77 for the year-ago period. Adjusted operating profit for the second quarter of fiscal 2018 decreased $20.1 million, or 16 percent, to $103.8 million, or 12.5 percent of net sales, compared with the year-ago period adjusted operating profit of $123.9 million, or 15.4 percent of net sales. Adjusted results exclude the impact of amortization expense of acquired intangible assets, share-based payment expense, acquisition-related items, special charges for streamlining activities, and an income tax net benefit for discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We believe our net sales growth of 3.4 percent in the second quarter once again exceeded market level performance as initial industry data suggests the lighting market in the U.S. was flat to down low-single digits, reflecting continued weakness of non-residential construction in certain markets. The increase in net sales was primarily due to greater shipments of our Atrius-based luminaires to customers in certain key vertical applications, partially offset by lower shipments for larger commercial projects and through the home center/showroom sales channel. We were disappointed in our second quarter profitability measures, which were impacted by unfavorable changes in product prices and mix of products sold as well as higher selling, distribution, and administrative expenses. We expect to accelerate programs to reduce product and other overhead costs in order to maintain the

News Release
Exhibit 99.1

Company’s competitiveness and drive improved profitability. We are pleased that past investments in our Atrius platform are now generating robust growth in our Tier 3 and 4 solutions, which grew well over 20 percent this quarter over the year-ago period. Additionally, we are excited to welcome aboard the associates of the recently acquired Lucid Design Group, whose comprehensive building operations and analytics platform enables customers to have unparalleled insights about their energy use and other building operations.”
Second Quarter Results
The 3.4 percent year-over-year growth in fiscal 2018 second quarter net sales was due primarily to an increase in sales volume of over 6 percent and an approximate 1 percent favorable impact from foreign exchange rate changes, partially offset by an approximate 3.5 percent unfavorable change in product prices and mix of products sold (“price/mix”.) Unfavorable price/mix reflected changes in both product mix, which included substitutions to certain products with lower price points, and sales channel mix, which included declines in generally higher priced solutions, primarily for larger commercial projects. Price/mix was also impacted by lower pricing on certain luminaires, reflecting the decline in certain LED component costs as well as increased competition in more basic, lesser-featured products. Sales of LED-based products represented over two-thirds of fiscal 2018 second quarter total net sales.
Gross profit for the second quarter of fiscal 2018 decreased $0.9 million, or 0.3 percent, to $334.9 million compared with $335.8 million in the prior-year period due primarily to unfavorable price/mix, partially offset by higher sales volumes and productivity improvements. Fiscal 2018 second quarter gross profit margin of 40.2 percent declined 150 basis points compared with prior year’s gross profit margin. Selling, distribution, and administrative (“SD&A”) expenses for the second quarter of fiscal 2018 increased $18.5 million, or 8.1 percent, to $246.3 million compared with the prior-year period, due primarily to higher employee related costs, including compensation, increased freight charges to support the greater sales volume, and to a lesser degree, certain other operating expenses. Adjusted SD&A expenses for the second quarter of fiscal 2018 of $231.1 million increased $19.2 million, or 9.1 percent, compared with $211.9 million in the prior-year period. Adjusted SD&A expenses for the three months ended February 28, 2018 represented 27.8% of net sales compared with 26.3% of net sales in the prior-year period.
Excluded from adjusted diluted EPS for the second quarter of fiscal 2018 was a $0.75 benefit from $31.2 million of net discrete items associated with the TCJA, primarily due to a non-cash income tax benefit from the remeasurement of the Company’s net U.S. deferred tax

News Release
Exhibit 99.1

liabilities reflecting a reduced corporate federal rate, partially offset by an unfavorable impact related to the taxation of the Company's accumulated unremitted foreign earnings.

Year-to-Date Results
Net sales for the first six months of fiscal 2018 increased 1 percent to $1.67 billion compared with $1.66 billion for the prior-year period. The Company reported $206.6 million of operating profit for the first half of fiscal 2018 compared with $234.6 million for the prior-year period. Net income for the first half of fiscal 2018 was $168.4 million compared with $149.0 million for the year-ago period. Diluted EPS for the first six months of fiscal 2018 was $4.04 compared with $3.39 for the prior-year period.
Adjusted operating profit for the first half of fiscal 2018 decreased $29.4 million, or 11 percent, to $237.7 million, or 14.2 percent of net sales. Prior year’s adjusted operating profit was $267.1 million, or 16.1 percent of net sales. Adjusted net income for the first half of fiscal 2018 was $160.0 million compared with $165.5 million for the prior-year period, a decrease of 3 percent. Adjusted diluted EPS for the first half of fiscal 2018 increased $0.08, or 2 percent, to $3.84 compared with adjusted diluted EPS of $3.76 for the year-ago period. Adjusted results exclude amortization expense of acquired intangible assets, share-based payment expense, acquisition-related items, special charges for streamlining activities, manufacturing inefficiencies related to the closing of a facility, gain on the sale of an investment in an unconsolidated affiliate, and an income tax net benefit for discrete items associated with the TCJA. These items reduced adjusted diluted EPS for the first half of fiscal 2018 by $0.20 and increased prior year’s results $0.37. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net miscellaneous income for the six months of the prior fiscal year included a $7.2 million pre-tax gain associated with the sale of an investment in an unconsolidated affiliate, which occurred in the first quarter of fiscal 2017.
Net cash provided by operating activities totaled $178.3 million for the first half of fiscal 2018 compared with $90 million for the year-ago period. Cash and cash equivalents at the end of the second quarter of fiscal 2018 totaled $229.8 million, a decrease of $81.3 million since the beginning of the fiscal year. During the second quarter of fiscal 2018, the Company repurchased 1.2 million shares of Acuity Brands common stock under its previously authorized stock repurchase program at a total cost of $194.3 million.
Stock Repurchase Authorization

News Release
Exhibit 99.1

The Board of Directors of Acuity Brands has authorized the repurchase of up to 6 million shares, or approximately 15 percent, of the Company’s outstanding common stock. Mr. Nagel said, “In light of the current weakness in the lighting industry, balanced against our long-term optimism in the Company’s prospects, the Board believes share repurchases represent an effective use of the Company’s cash flow to generate shareholder value, especially during periods of high stock price volatility. Additionally, the Board believes that repurchases of the Company’s stock supports the objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, grow our businesses, and improve our operating and financial performance.”
The extent and timing of actual stock repurchases will be subject to various factors, including stock price, company performance, expected future market conditions, and other possible uses of cash such as acquisitions. Management believes that repurchasing the full authorization under the program within a twelve-month period would require additional resources beyond the Company’s current available cash and borrowing capacity. Therefore, the Company may increase its leverage to accommodate repurchases at attractive price levels. Under the current authorization, the Company may acquire shares through open market transactions, subject to market conditions and other factors. The Company may also enter into Rule 10b5-1 plans to facilitate open market repurchases. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the authorization may be retired or used for general corporate purposes, which may include transactions related to the Company’s share-based compensation and employee benefit plans.
Outlook
Mr. Nagel commented, “The current weakness in the lighting industry has created a challenging environment for management to drive financial performance in the short term while continuing to invest in attractive longer-term opportunities. Third-party forecasts and leading indicators suggest that demand in the North American lighting market, the Company’s primary market, will improve later in calendar 2018. However, we continue to be cautious and believe overall market conditions could continue to be challenging for the near future based on soft order activity in certain sales channels, which suggests growth in the lighting fixture market may remain sluggish for the balance of 2018. In addition, we expect headwinds in the home center/showroom sales channel to continue in the near term, giving way to growth in the second half of calendar 2018 as the Company brings new solutions to key

News Release
Exhibit 99.1

customers and expands its access to market in this important sales channel. We believe the pricing environment will continue to be challenging in portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels as well as shifts in product mix, both of which are expected to continue to negatively impact net sales and margins. We expect to introduce products and solutions to more effectively compete in these portions of the market. Additionally, we believe the price of certain LED components will continue to decline though at a decelerating pace, while certain other costs will continue to increase, including certain components and commodity costs, especially steel prices, as well as certain employee related costs.”
Mr. Nagel concluded, “While current quoting activity for lighting equipment in portions of the non-residential market remains tepid, certain short and long-term fundamental drivers of the markets that the Company serves remain positive, including growing demand for our Atrius-based lighting solutions. We expect to continue to outperform the growth rates of the markets that we serve by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of our integrated, tiered solutions strategy. We continue to believe the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss second quarter results today, April 4, 2018, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2017 net sales of $3.5 billion, Acuity Brands currently employs over 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American

News Release
Exhibit 99.1

Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®, nLight®, ROAM®, Sensor Switch®, Atrius™, and Lucid®. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Previously, during fiscal 2016, the Company acquired four businesses, which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, a gain associated with the sale of an investment in an unconsolidated affiliate, and an income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted

News Release
Exhibit 99.1

other expense is “other expense,” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, gain on sale of investment in an unconsolidated affiliate, and income tax net benefit for discrete items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: third-party forecasts and leading indicators suggests that demand in the North American lighting market will improve later in calendar 2018; growth in the lighting fixture market may remain sluggish for the balance of 2018 based on soft order activity in certain sales channels; certain headwinds to continue in the home center/showroom sales channel in the near term, giving way to growth in the second half of calendar 2018 as the Company brings new solutions to key customers and expands access to market in this channel; pricing environment will continue to be challenging in certain portions of the market, particularly for more basic, lesser-featured products sold through certain sales channels as well as shifts in product mix, and the Company’s introduction of products and solutions to more effectively compete in these portions of the market; price of certain LED components will continue to decline though at a decelerating pace, while certain other costs will continue to increase, including certain components and commodity costs, especially steel prices, as well as certain employee related costs; acceleration of programs to reduce product and other overhead costs in order to maintain the Company’s competitiveness and drive improved profitability; belief that share repurchases represent an effective use of the Company’s cash flow to generate shareholder value and supports the objective to maximize long-term stockholder value; belief that repurchasing 6 million shares of the Company’s stock within a twelve-month period would require additional resources

News Release
Exhibit 99.1

beyond the Company’s current available cash and borrowing capacity, and therefore, the Company may increase its leverage to accommodate repurchases at attractive price levels; certain short and long-term fundamental drivers of the markets that the Company serves remain positive, including growing demand for the Company’s Atrius-based lighting solutions; expectations for the Company to continue to outperform the growth rates of the markets it serves by executing strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of the Company’s integrated, tiered solutions strategy; and belief that the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade and the Company’s unique position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	February 28, 2018	August 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$229.8	$311.1
Accounts receivable, less reserve for doubtful accounts of $2.1 and $1.9, respectively	500.2	573.3
Inventories	322.1	328.6
Prepayments and other current assets	41.3	32.6
Total current assets	1,093.4	1,245.6
Property, plant, and equipment, at cost:
Land	22.3	22.5
Buildings and leasehold improvements	183.1	180.7
Machinery and equipment	500.4	484.6
Total property, plant, and equipment	705.8	687.8
Less: accumulated depreciation and amortization	(423.0)	(400.1)
Property, plant, and equipment, net	282.8	287.7
Goodwill	911.9	900.9
Intangible assets, net	447.5	448.8
Deferred income taxes	3.2	3.4
Other long-term assets	11.7	13.2
Total assets	$2,750.5	$2,899.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$341.9	$395.1
Current maturities of long-term debt	0.4	0.4
Accrued compensation	38.2	41.8
Other accrued liabilities	129.1	163.6
Total current liabilities	509.6	600.9
Long-term debt	356.5	356.5
Accrued pension liabilities	94.3	96.9
Deferred income taxes	76.1	108.2
Self-insurance reserves	9.0	7.9
Other long-term liabilities	69.2	63.6
Total liabilities	1,114.7	1,234.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,634,418 and 53,549,840 issued, respectively	0.5	0.5
Paid-in capital	892.5	881.0
Retained earnings	1,828.5	1,659.9
Accumulated other comprehensive loss	(115.4)	(99.7)
Treasury stock, at cost — 12,876,689 and 11,678,002 shares, respectively	(970.3)	(776.1)
Total stockholders’ equity	1,635.8	1,665.6
Total liabilities and stockholders’ equity	$2,750.5	$2,899.6

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	February 28, 2018	February 28, 2017	February 28, 2018	February 28, 2017
Net sales	$832.1	$804.7	$1,674.9	$1,655.9
Cost of products sold	497.2	468.9	989.8	960.5
Gross profit	334.9	335.8	685.1	695.4
Selling, distribution, and administrative expenses	246.3	227.8	477.7	459.6
Special charge	0.6	—	0.8	1.2
Operating profit	88.0	108.0	206.6	234.6
Other expense (income):
Interest expense, net	8.0	8.0	16.1	16.2
Miscellaneous expense (income), net	1.3	0.6	0.9	(7.3)
Total other expense	9.3	8.6	17.0	8.9
Income before income taxes	78.7	99.4	189.6	225.7
Income tax (benefit) expense	(18.2)	32.1	21.2	76.7
Net income	$96.9	$67.3	$168.4	$149.0

Earnings per share:
Basic earnings per share	$2.34	$1.54	$4.05	$3.40
Basic weighted average number of shares outstanding	41.4	43.8	41.6	43.8
Diluted earnings per share	$2.33	$1.53	$4.04	$3.39
Diluted weighted average number of shares outstanding	41.5	44.0	41.7	44.0
Dividends declared per share	$0.13	$0.13	$0.26	$0.26

Comprehensive income:
Net income	$96.9	$67.3	$168.4	$149.0
Other comprehensive income (loss) items:
Foreign currency translation adjustments	2.5	3.3	(8.0)	(8.6)
Defined benefit pension plans, net of tax	1.8	2.1	3.4	4.1
Other comprehensive income (loss), net of tax	4.3	5.4	(4.6)	(4.5)
Comprehensive income	$101.2	$72.7	$163.8	$144.5

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	February 28, 2018	February 28, 2017
Cash flows from operating activities:
Net income	$168.4	$149.0
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	38.3	36.5
Share-based payment expense	16.8	16.0
Loss on sale or disposal of property, plant, and equipment	0.1	0.1
Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Deferred income taxes	(32.0)	(2.7)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	73.2	69.7
Inventories	6.8	(59.5)
Prepayments and other current assets	(9.2)	(8.9)
Accounts payable	(54.0)	(32.2)
Other current liabilities	(39.8)	(83.6)
Other	9.7	12.8
Net cash provided by operating activities	178.3	90.0
Cash flows from investing activities:
Purchases of property, plant, and equipment	(20.9)	(35.8)
Proceeds from sale of property, plant, and equipment	—	5.4
Acquisition of businesses, net of cash acquired	(26.4)	—
Proceeds from sale of investment in unconsolidated affiliate	—	13.2
Other investing activities	—	(0.2)
Net cash used for investing activities	(47.3)	(17.4)
Cash flows from financing activities:
Issuance of long-term debt	—	0.9
Repayments of long-term debt	(0.2)	—
Repurchases of common stock	(194.3)	(0.4)
Proceeds from stock option exercises and other	1.4	2.3
Payments for employee taxes on net settlement of equity awards	(6.7)	(12.2)
Dividends paid	(10.9)	(11.5)
Net cash used for financing activities	(210.7)	(20.9)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(1.7)
Net change in cash and cash equivalents	(81.3)	50.0
Cash and cash equivalents at beginning of period	311.1	413.2
Cash and cash equivalents at end of period	$229.8	$463.2
______________________________
Certain prior-period amounts have been reclassified to conform to the current year presentation.

News Release
Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(in millions except per share data)	Three Months Ended
	February 28, 2018	February 28, 2017	Increase (Decrease)	Percent Change
Net sales	$832.1	$804.7	$27.4	3.4%

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$246.3	$227.8
Less: Amortization of acquired intangible assets	(6.7)	(7.8)
Less: Share-based payment expense	(8.3)	(8.1)
Less: Acquisition-related items (1)	(0.2)	—
Adjusted SD&A expenses (Non-GAAP)	$231.1	$211.9	$19.2	9.1%
Percent of net sales	27.8%	26.3%	150	bps

Operating profit (GAAP)	$88.0	$108.0
Add-back: Amortization of acquired intangible assets	6.7	7.8
Add-back: Share-based payment expense	8.3	8.1
Add-back: Acquisition-related items (1)	0.2	—
Add-back: Special charge	0.6	—
Adjusted operating profit (Non-GAAP)	$103.8	$123.9	$(20.1)	(16.2)%
Percent of net sales	12.5%	15.4%	(290)	bps

Net income (GAAP)	$96.9	$67.3
Add-back: Amortization of acquired intangible assets	6.7	7.8
Add-back: Share-based payment expense	8.3	8.1
Add-back: Acquisition-related items (1)	0.2	—
Add-back: Special charge	0.6	—
Total pre-tax adjustments to net income	15.8	15.9
Income tax effects	(3.0)	(5.5)
Less: Discrete income tax benefits of the TCJA(2)	(31.2)	—
Adjusted net income (Non-GAAP)	$78.5	$77.7	$0.8	1.0%

Diluted earnings per share (GAAP)	$2.33	$1.53
Adjusted diluted earnings per share (Non-GAAP)	$1.89	$1.77	$0.12	6.8%
______________________________
(1) Acquisition-related items include professional fees.
(2) Discrete income tax benefit of the Tax Cuts and Jobs Act of 2017 includes provisional estimates recognized within Income tax (benefit) expense on the Consolidated Statements of Comprehensive Income.

(In millions, except diluted earnings per share)	Six Months Ended
	February 28, 2018	February 28, 2017	Increase (Decrease)	Percent Change
Net sales	$1,674.9	$1,655.9	$19.0	1.1%

Gross profit (GAAP)	$685.1	$695.4
Add-back: Manufacturing inefficiencies (2)	—	1.6
Adjusted gross profit (Non-GAAP)	$685.1	$697.0	$(11.9)	(1.7)%
Percent of net sales	40.9%	42.1%	(120)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$477.7	$459.6
Less: Amortization of acquired intangible assets	(13.3)	(13.7)
Less: Share-based payment expense	(16.8)	(16.0)
Less: Acquisition-related items (1)	(0.2)	—
Adjusted SD&A expenses (Non-GAAP)	$447.4	$429.9	$17.5	4.1%
Percent of net sales	26.7%	26.0%	70	bps

Operating profit (GAAP)	$206.6	$234.6
Add-back: Amortization of acquired intangible assets	13.3	13.7
Add-back: Share-based payment expense	16.8	16.0
Add-back: Acquisition-related items (1)	0.2	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Special charge	0.8	1.2
Adjusted operating profit (Non-GAAP)	$237.7	$267.1	$(29.4)	(11.0)%
Percent of net sales	14.2%	16.1%	(190)	bps

Other expense (income) (GAAP)	$17.0	$8.9
Add-back: Gain on sale of investment in unconsolidated affiliate	—	7.2
Adjusted other expense (income) (Non-GAAP)	$17.0	$16.1	$0.9	5.6%

Net income (GAAP)	$168.4	$149.0
Add-back: Amortization of acquired intangible assets	13.3	13.7
Add-back: Share-based payment expense	16.8	16.0
Add-back: Acquisition-related items (1)	0.2	—
Add-back: Manufacturing inefficiencies (2)	—	1.6
Add-back: Special charge	0.8	1.2
Less: Gain on sale of investment in unconsolidated affiliate	—	(7.2)
Total pre-tax adjustments to net income	31.1	25.3
Income tax effect	(8.3)	(8.8)
Less: Discrete income tax benefits of the TCJA(2)	(31.2)	—
Adjusted net income (Non-GAAP)	$160.0	$165.5	$(5.5)	(3.3)%

Diluted earnings per share (GAAP)	$4.04	$3.39
Adjusted diluted earnings per share (Non-GAAP)	$3.84	$3.76	$0.08	2.1%
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(1) Acquisition-related items include professional fees.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(3) Discrete income tax benefit of the Tax Cuts and Jobs Act of 2017 includes provisional estimates recognized within Income tax (benefit) expense on the Consolidated Statements of Comprehensive Income.